Exhibit 10.1
November 16, 2006
Mr. Matthew D. Cabell
19 Glen Eagles Drive
Sugar Land, TX 77479
Dear Mr. Cabell:
We are pleased to offer you a position as President of Seneca Resources Corporation (“Seneca”) on the terms and conditions set forth below. Your employment commencement date will be December 11, 2006 (the “Commencement Date”). In this capacity, you will report to the President of National Fuel Gas Company (“National Fuel”).
Compensation
Salary. You will receive a base salary at the rate of $425,000 per annum. Your salary will be paid in accordance with our standard payroll practices for senior officers. Your base salary will be subject to periodic review, in accordance with the policies generally applicable to senior officers of National Fuel.
Commencement Bonus. As an inducement for you to accept this offer on the terms and conditions set forth herein, on or as soon as practicable (but not more than 20 business days) after the Commencement Date, you will receive a commencement bonus in cash in the amount of $150,000.
Incentive Compensation. In addition to base salary, commencing with fiscal 2007, you will be eligible to participate in an annual bonus plan that will provide you with the opportunity to receive incentive compensation targeted at 65% of your annual base salary, subject to the achievement of the applicable performance measurements. You will have the opportunity to receive up to 130% of your annual base salary upon achievement of the applicable performance measurements at maximum levels. We anticipate that the performance standards upon which your bonus will be determined will include: (1) finding and development cost; (2) lease operating expenses and general administrative expenses; (3) average return on capital; (4) production volume and (5) reserve replacement. The performance measures for any given year will be established in accordance with our generally applicable practices for establishing bonus criteria for senior officers. Payment of any annual bonus will be made at the same time as bonuses are paid to other senior officers (expected to be no later December 31), and is generally contingent

Mr. Matthew D. Cabell
November 16, 2006

upon your continued employment through the end of the fiscal year, except to the extent otherwise provided under our generally applicable policies and practices in the event of certain terminations, such as death.
Long-Term Incentive Compensation. If the Compensation Committee determines to establish a performance condition under the Company’s Performance Incentive Program for the 2007-2009 performance period, management will recommend you to participate in such program on the same terms and conditions as are generally applicable to our other senior officers, with a target incentive opportunity for such program equal to 65% of your annual base salary. Your right to receive any payment with respect to any such award will be subject to the achievement of the applicable performance measurements established under such program and to the terms of that program.
Restricted Stock Grant. On or about the Commencement Date, you will be granted an award of 15,000 shares of restricted stock. The form of award letter to be issued for this grant is attached at Exhibit A. The remaining terms and conditions of such award will be substantially the same as are applicable to similar awards made to other senior officers of National Fuel and its subsidiaries. This grant will be made pursuant to National Fuel’s 1997 Award and Option Plan (the “1997 Plan”), and shall be subject to the terms and conditions thereof.
Stock Option Grant. On or about the Commencement Date, you shall also be granted an option to purchase 100,000 shares of the common stock of National Fuel, at an exercise price per share equal to the fair market value thereof on the date of grant, as determined in accordance with the terms of the 1997 Plan. The form of award letter to be issued for this grant is attached at Exhibit B. The remaining terms and conditions of such award will be substantially the same as are applicable to similar awards made to other senior officers of National Fuel and its subsidiaries. This option will also be granted pursuant to 1997 Plan, and shall be subject to the terms and conditions thereof.
Benefits
Generally. You will be eligible to participate in our Retirement Savings Plan and the applicable 401(k) plan, as well as Seneca’s life insurance and disability insurance benefits programs on the same terms and conditions (including, without limitation, employee contributions and subject to any applicable services requirements), as are generally applicable to covered employees in the United States.
Executive Medical Plan. Subject to your making the required employee contributions thereto, you will also be eligible to participate in our executive medical plan, on the terms and conditions generally applicable to participants in such plan. The executive plan provides to select executives of National Fuel and its affiliated companies enhanced medical benefits as compared to the plans available generally to our employees.

Mr. Matthew D. Cabell
November 16, 2006

Top Hat Plan. Because your eligible compensation will exceed the amount that may be taken into account under our qualified plans due to Internal Revenue Code limitation, you will be eligible to participate in our “Top Hat” plan, which provides supplemental benefits that replicate the benefits that would have otherwise been provided under the applicable qualified plans but for the application of such Internal Revenue Code provisions.
Perquisites. You will be provided membership in the Petroleum Club and Downtown Athletic Club. You will also be afforded a company provided parking space.
Vacation. You will receive annual vacation benefits in accordance with our generally applicable plans and policies for senior officers, except that you shall have the right to four weeks of vacation commencing in calendar year 2007 and thereafter.
Change of Control Benefits. On or shortly following the Commencement Date, we will make available to you a change of control agreement that is substantially in the form attached at Exhibit C.
Conditions of Employment
This offer is also contingent upon compliance with our standard employment practices with respect to newly hired employees. You must also complete and return a W-4 prior to the Commencement Date.
Your employment is also conditioned upon your ongoing compliance with our applicable policies (including, without limitation, our Code of Business Conduct and Ethics), as the same may be amended from time to time.
Any and all payments of compensation and the provision of benefits in accordance with this offer letter will be subject to all applicable federal, state and local income, employment and other tax withholding requirements.
Confidentiality. In the course of your services, you have or will create, develop, learn of or receive non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Seneca and/or National Fuel and their respective subsidiaries and affiliates and their products, services, businesses, operations, employees or customers, and that we desire to protect and keep secret and confidential, including trade secrets and information from third parties that we are obligated to keep confidential (“Confidential Information”). Confidential Information shall not include: (i) information that is or becomes generally known to the public through no fault of your own, (ii) information received from a third party that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of National Fuel. You recognize that all such Confidential Information is the sole and exclusive property of Seneca and/or National

Mr. Matthew D. Cabell
November 16, 2006

Fuel, and that disclosure of Confidential Information would cause damage to them. You agree that, except as required in the performance of your duties or if compelled by a court or governmental agency, provided that you give us prior written notice of any action to compel disclosure, you will not willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during your employment, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity, and will not use the Confidential Information or permit its use for your own benefit or that of any other person or entity other than Seneca, National Fuel and their respective subsidiaries and affiliates. These obligations shall continue during and after the termination of your employment.
Intellectual Property. As an employee, you will disclose immediately to National Fuel all ideas, inventions and business plans that you make, conceive, discover or develop alone or with others during the course of your employment, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of National Fuel or any customer or supplier to National Fuel or any of the products or services being developed, manufactured, sold or otherwise provided by National Fuel or that may be used in relation therewith; (ii) result from tasks assigned to you; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by National Fuel, its subsidiaries or affiliates. You agree that any Work Product shall be the property of National Fuel and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, you expressly assign to National Fuel all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on your part. You also agree that, during your employment and at any time thereafter, at our request and cost, you will execute all such documents and perform all such acts as we may reasonably require: (i) to apply for, obtain and vest in the name of National Fuel alone (unless National Fuel otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. In the event that we are unable, after reasonable effort, to secure your signature on any letters patents, copyright or other analogous protection relating to Work Product, for any other reason whatsoever, you hereby irrevocably designate and appoint National Fuel and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to executive and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by you.

Mr. Matthew D. Cabell
November 16, 2006

* * * *
We are excited about the prospect of your joining our executive management team and all of us at National Fuel look forward to the opportunity to work with you.
Please sign below to signify your acceptance of our offer of employment and its terms. Should you have any questions with regard to any of the items indicated above, please call me.
Sincerely,
/s/ Philip C. Ackerman
Philip C. Ackerman
AGREED AND ACCEPTED:

/s/ M. D. Cabell	11/17/06 Date